SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Clough Global Equity Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Paul Kazarian

Thomas H. McGlade

Peter Tchir

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SHAREHOLDERS OF CLOUGH GLOBAL EQUITY FUND:

IT IS TIME TO HOLD CLOUGH ACCOUNTABLE FOR POOR PERFORMANCE AND EXCEPTIONALLY HIGH FEES

IT IS EXTREMELY IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN THE ENCLOSED GOLD PROXY CARD. HELP YOUR FELLOW SHAREHOLDERS PREVENT CLOUGH FROM CONTINUING TO TAKE EXORBITANT FEES FROM YOUR INVESTMENT AND RETURNING PROLONGED POOR PERFORMANCE.

FEES AMONG HIGHEST IN INDUSTRY

Clough is not being upfront with shareholders about their exorbitant fees. The truth is that this is a greedy attempt by

Clough to continue taking fees that are among the highest in the industry! Clough refuses to display their total fees on their website, will only inform you of fees that have been “adjusted”, and tells you that if you want to know the actual expense ratio then you need to call them. The simple fact is their Total Expense Ratio was 4.21% in 2016. If you are hesitant to believe the expense ratio is truly this high then please go to Morningstar.com or CEFA.com and you will see what Clough won’t publically acknowledge.

According to the fund’s audited financial statements, Clough has generated $112 million dollars of fees and expenses since inception! This is $112 million that has come directly from shareholder’s pockets. Since the inception of the fund through the end of 2016, the fund has returned shareholders 63% (inclusive of all distributions). Excluding these fees and expenses your share price would be 60% higher.

The only person doing well here is Clough’s management team. The below chart illustrates the return that Clough has generated their shareholders when compared to the S&P500 or the Down Jones Industrial Average. We believe this is the result of Clough putting itself before creating value for shareholders.

THE TABLE BELOW TELLS YOU ALL YOU NEED TO KNOW

FROM INCEPTION THROUGH DECEMBER 2016, THE FUND HAS UNDERPERFORMED THE S&P 500 BY 84.1%

INDEX/TICKER	IPO-2016
S&P500	147.5%
DOW JONES	162.4%
GLQ	63.4%

For the past ten years, the fund has traded at a price that is on average 13.5% less than the value of its portfolio. What this means to shareholders is that there are simple actions Clough could take that would generate a double digit return for all shareholders. The board must take these actions and allow all shareholders to sell their investments at its true value; something shareholders haven’t been able to do since 2006.

Your vote for Saba Capital will allow us to fight for lower fees for all shareholders and for better management. Through these improvements, we are confident that the fund will trade at a higher price.

Clough will spend hundreds of thousands of YOUR dollars on phone calls and mailings; this is money that will come out of the value of your fund and highlights Clough’s willingness to put their own interests above shareholders.

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. Your vote will help allow us to get you the value you deserve for your investment.

Sincerely,

Saba Capital Management, L.P.

212-542-4646